Exhibit 99.1

TRICO BANCSHARES ANNOUNCES 12% INCREASE IN QUARTERLY CASH DIVIDEND

PRESS RELEASE	Contact: Peter G. Wiese
FOR IMMEDIATE RELEASE	Executive Vice President & CFO
(530) 898-0300

CHICO, Calif. – (November 30, 2018) – The Board of Directors of TriCo Bancshares (NASDAQ: TCBK), parent company of Tri Counties Bank, declared a quarterly cash dividend of $0.19 (nineteen cents) per share on November 28, 2018. This represents an increase of approximately 12% over the previous quarterly cash dividend. The dividend is payable on December 28, 2018 to holders of record as of December 14, 2018.

Rick Smith, President and Chief Executive Officer, commented, “The successful integration of First National Bank of Northern California and Tri Counties Bank, in addition to strong third quarter financial performance as a combined company facilitated further evaluation of our capital allocation strategies. This increase in our dividend is consistent with our stated goal of providing strong shareholder returns while supporting planned growth initiatives and maintaining target capital levels.”

Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches in communities throughout Northern and Central California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATM, online and mobile banking access. Brokerage services are provided by the Bank’s investment services through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.